UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 5, 2012

IRIDEX CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-27598	77-0210467
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1212 Terra Bella Avenue

Mountain View, California 94043

(Address of principal executive offices, including zip code)

(650) 940-4700

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Director

On December 5, 2012, Scott A. Shuda was appointed to the board of directors (the “Board”) of IRIDEX Corporation (the “Company”).

Pursuant to provisions of the Securities Purchase Agreement by and between the Company and BlueLine Capital Partners (“BlueLine”), dated August 31, 2007, BlueLine received the right to designate two individuals for appointment to the Board, one of which is designated in the sole discretion of BlueLine and one of which is subject to the Company’s approval. Mr. Shuda is being appointed as a director at the discretion of BlueLine, and Mr. James B. Hawkins will continue to serve as the director designated by BlueLine with the Company’s approval.

Mr. Shuda, 47, is the co-founder and Managing Director of BlueLine Partners, LLC, a special situations investment firm that focuses on publicly listed technology and healthcare companies. Prior to co-founding BlueLine Partners in 2003, Mr. Shuda served as General Counsel and Secretary to Vicinity Corporation, an online provider of enterprise location services and speech platforms, from 1999 until its acquisition by Microsoft in 2002, and prior to that Mr. Shuda was employed as an attorney in New York City and Silicon Valley. Mr. Shuda was also a director of MGC Diagnostics Corporation (formerly Angeion Corporation), a global medical technology company dedicated to cardio-respiratory health solutions, from 2010 to May 2011. Mr. Shuda has a law degree and a master of business administration degree from Georgetown University.

Mr. Shuda’s compensation as a non-employee director will be determined by the Compensation Committee. It is expected that Mr. Shuda will execute the Company’s standard form of indemnification agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRIDEX CORPORATION

By:	/s/ William M. Moore
William M. Moore President and Chief Executive Officer

Date: December 11, 2012